SCHEDULE 14A
                                 (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the registrant  [X]
Filed by a party other than the registrant   [ ]

Check the appropriate box:
[ ]  Preliminary proxy statement
[X]  Definitive proxy statement
[ ]  Definitive additional materials
[ ]  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12


                               TEREX CORPORATION
                (Name of Registrant as Specified in Its Charter)

                               TEREX CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

     (2) Form, schedule or registration statement no.:

     (3) Filing party:

     (4) Date filed:

                                TEREX CORPORATION
                 500 Post Road East, Westport, Connecticut 06880
                 _______________________________________________

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 19, 1998


The Annual Meeting of Stockholders of Terex Corporation (hereafter, the "Company") will be held at the St. Regis Hotel, 2 East 55th Street, New York, New York, on Tuesday, May 19, 1998, at 11:00 a.m., local time, for the following purposes:

         1. To elect seven (7) directors to hold office for one year or until their successors are duly elected and qualified.

         2. To ratify the selection of Price Waterhouse LLP as independent accountants of the Company for 1998.

         3. To amend the Company's Restated Certificate of Incorporation to increase the number of shares of Common Stock, par value $.01 per share, the Company is authorized to issue to 150,000,000 shares.

         4. To amend the Company's Restated Certificate of Incorporation to increase the number of shares of Preferred Stock the Company is authorized to issue to 50,000,000 shares.

         5. To approve the Terex Corporation Annual Incentive Compensation Plan.

         6. To approve an amendment to the 1996 Terex Corporation Long-Term Incentive Plan to increase the number of shares of the Company's Common Stock available for issuance.

         7. To transact such other business as may properly come before the meeting or any adjournment thereof.

The foregoing items of business are described more fully in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has fixed the close of business on April 6, 1998, as the record date for determining the stockholders entitled to notice of, and to vote at, the meeting.

YOUR VOTE IS IMPORTANT. STOCKHOLDERS ARE URGED TO COMPLETE, DATE AND SIGN THE ACCOMPANYING PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING. NO POSTAGE IS REQUIRED IF THE PROXY CARD IS MAILED IN THE UNITED STATES. STOCKHOLDERS WHO ARE PRESENT AT THE MEETING MAY WITHDRAW THEIR PROXY AND VOTE IN PERSON IF THEY SO DESIRE. IT IS IMPORTANT THAT YOUR PROXY CARD BE RETURNED PROMPTLY IN ORDER TO AVOID THE ADDITIONAL EXPENSE OF FURTHER SOLICITATION.

                                  By order of the Board of Directors,


                                  Eric I Cohen
                                  Secretary

April 8, 1998
Westport, Connecticut

                                TEREX CORPORATION
                               500 Post Road East
                           Westport, Connecticut 06880
                        ________________________________

                             Proxy Statement for the
                         Annual Meeting of Stockholders
                           to be held on May 19, 1998


         This Proxy Statement is furnished to stockholders of Terex Corporation ("Terex" or the "Company") in connection with the solicitation of proxies by and on behalf of the Company's Board of Directors (the "Board") for use at the Annual Meeting of Stockholders of the Company to be held on May 19, 1998, at the St. Regis Hotel, 2 East 55th Street, New York, New York and at any adjournments or postponements thereof (collectively, the "Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders (the "Notice").

         The Notice and proxy card (the "Proxy") accompany this Proxy Statement. This Proxy Statement and the accompanying Notice, Proxy and related materials are being mailed on or about April 13, 1998, to each stockholder entitled to vote at the Meeting. As of April 6, 1998, the record date for determining the stockholders entitled to notice of, and to vote at, the Meeting, the Company had outstanding 20,648,399 shares of common stock, $.01 par value per share (the "Common Stock"). Each share of Common Stock is entitled to one vote on all matters to be voted on at the Meeting.

         A majority of the outstanding shares of Common Stock must be represented at the Meeting in person or by proxy to constitute a quorum for the transaction of business at the Meeting. All matters other than the election of directors will be decided by the affirmative vote of the holders of a majority of the shares of Common Stock represented at the Meeting in person or by proxy. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy.

         Proxy solicitations will be made primarily by mail, but solicitations may also be made by telephone, telegraph or personal interviews conducted by officers or employees of the Company. All costs of solicitations, including (a) printing and mailing of this Proxy Statement and accompanying material, (b) the reimbursement of brokerage firms and others for their expenses in forwarding solicitation material to the beneficial owners of the Company's stock and (c) supplementary solicitations to submit Proxies, if any, will be borne by the Company.

         If the enclosed Proxy is properly executed and returned in time to be voted at the Meeting, the shares of Common Stock represented thereby will be voted in accordance with the instructions marked on the Proxy. If no instructions are marked on the Proxy, the Proxy will be voted FOR election of the nominees for Director, FOR the selection of Price Waterhouse LLP as the independent accountants of the Company, FOR approval of the proposed amendments to the Company's Restated Certificate of Incorporation, FOR the approval of the Terex Corporation Annual Incentive Compensation Plan (the "1998 Annual Plan"), FOR approval of the proposed amendment to the 1996 Terex Corporation Long Term Incentive Plan (the "1996 Plan") and as determined by the Board of Directors in their discretion with respect to any other matters that may properly come before the Meeting and that are deemed appropriate. Management does not presently know of any other matters which may come before the Meeting. Abstentions and broker non-votes will have no effect on the outcome of the election of the directors. Ratification of the appointment of Price Waterhouse LLP as independent accountants, approval of the proposed amendments to the Company's Restated Certificate of Incorporation, approval of the 1998 Annual Plan and approval of the proposed amendment to the 1996 Plan require the affirmative votes of the majority of shares present in person at the Annual Meeting or represented by proxy and entitled to vote thereon. Abstaining from voting on the appointment of auditors or approval of the proposed amendments to the Company's Restated Certificate of Incorporation, approval of the 1998 Annual Plan and approval of the proposed amendment to the 1996 Plan will have the same effect as voting against the proposals. Broker non-votes on the proposals to ratify the appointment of the auditors, approval of the proposed amendments to the Company's Restated Certificate of Incorporation, approval of the 1998 Annual
Plan and approval of the proposed amendment to the 1996 Plan will not be included in the calculation of shares entitled to vote for such proposals and will have no effect on the outcome.

         Any stockholder giving a Proxy has the right to attend the Meeting to vote his or her shares of Common Stock in person (thereby revoking any prior Proxy) and also has the right to revoke the Proxy at any time by written notice received by the Secretary of the Company prior to the time the Proxy is voted. All properly executed and unrevoked Proxies delivered pursuant to this solicitation, if received in time, will be voted at the Meeting.

         In order that your shares of Common Stock may be represented at the Meeting, you are requested to:

          - indicate your instructions on the Proxy;
          - date and sign the Proxy;
          - mail the Proxy promptly in the enclosed envelope; and
          - allow sufficient time for the Proxy to be received by the Company prior to the Meeting.

         NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED AND THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE OF THIS PROXY STATEMENT.

                        PROPOSAL 1: ELECTION OF DIRECTORS

         At the Meeting, seven directors of the Company are to be elected to hold office until the Company's next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Directors shall be elected by a plurality of the votes of shares of Common Stock represented at the Meeting in person or by proxy. Unless marked to the contrary, the Proxies received by the Company will be voted FOR the election of the seven nominees listed below, all of whom (except Dr. Donald P. Jacobs) are presently members of the Board. Each nominee has consented to being named in this Proxy Statement and to serve as a director if elected. However, should any of the nominees for director decline or become unable to accept nomination if elected, it is intended that the Board will vote for the election of such other person as director as it shall designate. The Company has no reason to believe that any nominee will decline or be unable to serve if elected.

         The information set forth below has been furnished to the Company by the nominees and sets forth for each nominee, as of March 1, 1998, such nominee's name, business experience during the past five years, other directorships held and age. There is no family relationship between any nominee and any other nominee or executive officer of the Company. For information regarding the beneficial ownership of the Common Stock by the current directors of the Company, see "Security Ownership of Management and Certain Beneficial Owners" below.

The Board of Directors recommends that the stockholders vote FOR the following nominees for director.

                                                                   First Year
                                     Positions and                  Elected
     Name           Age           Offices with Company              Director

Ronald  M. DeFeo     45      Chairman of the Board, President,        1993
                             Chief Executive Officer, Chief
                             Operating Officer and Director

                                                                   First Year
                                           Positions and             Elected
    Name                  Age           Offices with Company        Director

G. Chris Andersen          59                Director                 1992

William H. Fike            61                Director                 1995

Dr. Donald P. Jacobs       70                Director                 N/A

Bruce I. Raben             44                Director                 1992

Marvin B. Rosenberg        57                Director                 1992

David A. Sachs             38                Director                 1992


         Ronald M. DeFeo was appointed President and Chief Operating Officer of the Company on October 4, 1993, Chief Executive Officer of the Company on March 24, 1995 and Chairman of the Board on March 4, 1998. Mr. DeFeo joined the Company in May 1992 as President of the Company's then Heavy Equipment Group. A year later, he also assumed the responsibility of serving as the President of the Company's Clark Material Handling Company ("CMHC") subsidiary. Prior to joining the Company on May 1, 1992, Mr. DeFeo was a Senior Vice President of J.I. Case Company, the former Tenneco farm and construction equipment division, and also served as a Managing Director of Case Construction Equipment throughout Europe. While at J.I. Case, Mr. DeFeo was also a Vice President of North American Construction Equipment Sales and General Manager of Retail Operations. Mr. DeFeo serves as a director of United Rentals, Inc.

         Marvin B. Rosenberg retired as a Senior Vice President of the Company, a position he held since January 1, 1994, on December 31, 1997. He served as Secretary and General Counsel of the Company since 1987 with his retirement from the Company on December 31, 1997. From 1987 through 1993, Mr. Rosenberg served as General Counsel of KCS Industries, L.P., a Connecticut limited partnership and its predecessor, KCS Industries, Inc. ("KCS"), an entity that, until December 31, 1993, provided administrative, financial, marketing, technical, real estate and legal services to the Company and its subsidiaries.

         G. Chris Andersen was a Vice Chairman of PaineWebber Incorporated from March 1990 through 1995. Mr. Andersen is currently a partner of Andersen, Weinroth & Co. L.P. and also serves as a director of Sunshine Mining & Refining Company, All Star Systems, Inc., Headway Corp. Services and Compost America.

         William H. Fike is the Vice Chairman of Magna International, Inc., an automotive parts manufacturer based in Ontario, Canada ("Magna"). Prior to joining Magna in August 1994, Mr. Fike was President of Fike & Associates, a consulting firm and prior to February 1994, Mr. Fike was employed by Ford Motor Company from 1966 to 1994, where he served most recently as President of Ford Europe. Mr. Fike serves as a director of Magna and AGCO Corporation.

         Dr. Donald P. Jacobs, who has been nominated to serve as a director of the Company for the first time, is Dean of the J. L. Kellogg Graduate School of Management at Northwestern University. In addition to serving as director of First National Bank of Chicago, Hartmarx Corporation, Security Capital Industrial Trust, Unicom Corporation/Commonwealth Edison Company, Unocal Corporation and Whitman Corporation, Dr. Jacobs is Chairman of the Public Review Board of Arthur Andersen & Co. and previously served as Chairman of the Board of Amtrak.

         Bruce I. Raben is a managing director of CIBC Oppenheimer Corp. Prior to joining CIBC Oppenheimer Corp. in January 1996, Mr. Raben was employed as an Executive Vice President of Jefferies & Company, Inc. Mr. Raben serves as a director of Equity Marketing Inc. and Optical Security, Inc.

         David A. Sachs is a Managing Director of Ares Management, L.P., an investment management firm and is a principal of Onyx Partners, Inc., a merchant banking firm. From 1990 to 1994, Mr. Sachs was employed at TMT-FW, Inc., an affiliate of Taylor & Co., a private investment firm based in Fort Worth, Texas. Mr. Sachs serves as a director of Talton Holdings, Inc.

         The Board met eight times in 1997 at regularly scheduled and special meetings, including telephonic meetings. All of the directors in office during 1997 attended at least 75% of the meetings which took place during their tenure as directors. The Board has an Audit Committee, a Compensation Committee and a Nominating Committee.

         The Audit Committee of the Board of Directors consists of Messrs. Sachs (chairperson), Raben and Wolf. (Mr. Adam Wolf, who has served as a member of the Board of Directors since 1983, is retiring as a member of the Board of Directors in May 1998). The Audit Committee met three times during 1997. The Audit Committee recommends the engagement of the independent accountants and makes other recommendations to the Board based on its review of all of the financial matters of the Company. The Audit Committee also reviews related party transactions.

         The Compensation Committee of the Board of Directors consists of Messrs. Andersen (chairperson), Fike and Sachs. The Compensation Committee met twice during 1997. The Compensation Committee establishes compensation arrangements for executive officers and for certain other key management personnel. (See "Executive Compensation - Compensation Committee Report.")

         The Nominating Committee of the Board of Directors consists of Messrs. Raben (chairperson), Andersen and Fike. The Nominating Committee did not meet during 1997. The Nominating Committee recommends nominees to fill vacancies on the Board of Directors.


                        SECURITY OWNERSHIP OF MANAGEMENT
                          AND CERTAIN BENEFICIAL OWNERS

         The following table sets forth certain information regarding the beneficial ownership of the Common Stock by each person known by the Company to own beneficially more than 5% of the Company's Common Stock, by each director, by each executive officer of the Company named in the summary compensation table below, and by all directors and executive officers as a group, as of March 1, 1998 (unless otherwise indicated below). Each person named in the following table has sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. Shares of Common Stock that any person has a right to acquire within 60 days after March 1, 1998, pursuant to an exercise of options, warrants or other rights or conversion of preferred stock or otherwise, are deemed to be outstanding for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding for computing the percentage ownership of any other person shown in the table.

                                           Amount and Nature of     Percent
 Name and Address of Beneficial Owner      Beneficial Ownership     of Class


  Randolph W. Lenz (1)                       2,144,453 (2)           10.4 %
   c/o Equity Merchant Banking
   2419 E. Commercial Blvd., Ste. 304
   Fort Lauderdale, FL  33308

                                              Amount and Nature of      Percent
Name and Address of Beneficial Owner          Beneficial Ownership     of Class

 Schaenen Fox Capital Management, LLC           1,055,044 (3)            5.13 %
          200 Park Avenue
          Suite 3900
          New York, NY  10166

 Nicholas-Applegate Capital Management          1,047,900 (4)            5.09 %
          600 West Broadway, 29th Floor
          San Diego, CA  92101

 Morgan Stanley, Dean Witter, Discover & Co.    1,193,360 (5)            5.80 %
          1585 Broadway
          New York, NY  10036

 G. Chris Andersen                                104,900 (6)              *
               821 West Shore Drive
          Kinnelon, NJ  07405

 Ronald M. DeFeo                                  209,557 (7)              *
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

 William H. Fike                                   50,000 (8)              *
           c/o Magna International Inc.
           26200 Lasher Road, Suite 300
           Southfield, MI  48034

 Fil Filipov                                       86,250 (9)              *
           c/o Terex Cranes, Inc.
           Hwy 501 East, P.O. Box 260002
           Conway, SC  29526-2602

 Brian J. Henry                                    18,445 (10)             *
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

 David J. Langevin                                164,321                  *
           c/o Terex Corporation
           500 Post Road East
           Westport, CT  06880

 Bruce I. Raben                                   157,663 (11)             *
           c/o CIBC Wood Gundy
           1999 Avenue of the Stars
           Suite 2340
           Los Angeles, CA  90067

 Marvin B. Rosenberg                              148,553                  *
           189 So. Compo Road
           Westport, CT  06880

 David A. Sachs                                    95,300 (12)             *
           c/o Ares Management, L.P.
           1999 Avenue of the Stars
           Suite 1900
           Los Angeles, CA  90067

                                           Amount and Nature of        Percent
Name and Address of Beneficial Owner       Beneficial Ownership       of Class

  Adam E. Wolf                                32,000 (13)                 *
           875 East Donges Lane
           Milwaukee, WI  53217

All directors and executive officers       1,187,708 (14)               5.67%
 as a group (13 persons

_________________________________

* Amount owned does not exceed one percent (1%) of the class so owned.



 (1) Pursuant to a retirement agreement between the Company and Mr. Lenz, Mr. Lenz has agreed to vote his shares of the Company's Common Stock in the manner recommended by the Company's Board of Directors.
         (See "Certain Relationships and Related Transactions" below.)

 (2) Includes (a) 1,644,828 shares of Common Stock directly owned by Mr. Lenz, (b) 32,250 shares of Common Stock issuable upon the exercise of options exercisable within 60 days and held by Mr. Lenz, and (c) 467,375 shares of Common Stock indirectly owned by Mr. Lenz through four corporations that he indirectly owns and controls.

 (3)     Ownership information is as of January 23, 1998.

 (4)     Ownership information is as of February 3, 1998.

 (5)     Ownership information is as of February 13, 1998

 (6) Includes 55,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (7) Includes 37,941 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (8) Includes 50,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

 (9) Includes 33,750 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(10) Includes 5,000 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

(11) Includes 10,000 shares owned by Mr. Raben's wife as to which Mr. Raben does not have dispositive or voting power and disclaims beneficial ownership. Also includes 70,000 shares of Common Stock issuable upon the exercise of options held by Mr. Raben and which are exercisable within 60 days.

(12) Includes 3,300 shares of Common Stock owned by Mr. Sachs' wife. Mr. Sachs disclaims the beneficial ownership of such shares. Also includes 67,500 shares of Common Stock issuable upon the exercise of options held by Mr. Sachs which are exercisable within 60 days.

(13) Includes 25,000 shares of Common Stock issuable upon the exercise of options held by Mr. Wolf which are exercisable within 60 days. Also includes 800 shares of Common Stock held in a testamentary trust for which Mr. Wolf has shared voting power and shared investment power and 200 shares of Common Stock held by Mr. Wolf's wife for which he claims beneficial ownership.

(14) Includes 387,816 shares of Common Stock issuable upon the exercise of options exercisable within 60 days.

                            MANAGEMENT OF THE COMPANY


         The following table sets forth, as of March 1, 1998, the respective names and ages of the Company's executive officers, indicating all positions and offices held by each such person. Each officer is elected by the Board to hold office for one year or until his successor is duly elected and qualified.

        Name             Age          Positions and Offices with Company


  Ronald M. DeFeo         45     Chairman of the Board, President, Chief
                                   Executive Officer and Chief Operating Officer and Director

  David J. Langevin       46     Executive Vice President

  Eric I Cohen            39     Senior Vice President, General Counsel and
                                   Secretary

  Joseph F. Apuzzo        42     Vice President-Finance and Controller

  Brian J. Henry          39     Vice President-Finance, Treasurer and Director
                                   of Investor Relations

  Steven E. Hooper        44     Vice President, Human Resources


         For information regarding Mr. DeFeo, refer to the table listing nominees in the prior section "Proposal 1: Election of Directors."

         David J. Langevin became Executive Vice President of the Company effective January 1, 1994, and served as Acting Chief Financial Officer of the Company from March 1993 through December 1993. He had been employed as a Vice President of KCS since 1988 until joining the Company in 1993.

         Eric I Cohen became Senior Vice President, Secretary and General Counsel of the Company on January 1, 1998. Prior to joining the Company, Mr. Cohen was a partner with the law firm of Robinson Silverman Pearce Aronsohn & Berman LLP since January 1992.

         Joseph F. Apuzzo was appointed Vice President-Finance and Controller of the Company on May 15, 1996. Mr. Apuzzo previously held the position of Vice President, Corporate Controller since joining the Company on October 9, 1995. Mr. Apuzzo was Vice President of Corporate Finance at D'Arcy Masius Benton & Bowles, Inc. from September 1994 until October 1995. Mr. Apuzzo was employed by Price Waterhouse LLP in various capacities from 1983 until September 1994.

         Brian J. Henry was appointed Vice President-Finance and Treasurer of the Company on July 11, 1995. Mr. Henry also serves as the Company's Director of Investor Relations. Mr. Henry formerly held the position of the Company's Vice President - Corporate Development and Acquisitions and has been employed by the Company since 1993. He was employed by KCS from 1990 until 1993.

         Steven E. Hooper was appointed Vice President, Human Resources of the Company on September 15, 1995, after serving as Director of Human Resources of the Company since January 1994. He was previously a Human Resources Director at AlliedSignal Aerospace from October 1992 to December 1993. Prior to October 1992, Mr. Hooper was with Tenneco Inc. for eight years in various senior level human resources positions.

                             EXECUTIVE COMPENSATION


Summary Compensation Table

         The Summary Compensation Table below shows the compensation for the past three fiscal years of the Company's Chief Executive Officer and its four highest paid executive officers who had 1997 earned qualifying compensation in excess of $100,000 (the "Named Executive Officers"). The Company has included the president of its Terex Lifting segment, Mr. Fil Filipov, in lieu of less highly compensated executive officers of the Company.


                           Summary Compensation Table
 ----------------------------------------------------------------------------------------------------------------------
                                               Annual Compensation             Long-Term Compensation
                                       -----------------------------------   --------------------------
                                                                                         Awards
                                                                             --------------------------

                                                               Other         Restricted      Securities    All Other
                                                               Annual          Stock         Underlying     Compen-
     Name and                          Salary     Bonus        Compen-         Awards        Options/       sation
 Principal Position          Year       ($)        ($)         sation ($)       ($)           SARS (#)        ($)

Ronald M. DeFeo              1997    $418,750   $637,500       $- 0.-       $   - 0 -         25,000      $ 8,025 (4)
  Chairman,  President,      1996     393,941    360,000        - 0 -        1,312,500 (2)    25,000        4,500 (5)
  Chief Executive Officer    1995     350,000    250,000        - 0 -          237,500 (3)    40,000        3,080 (5)
  and Chief Operating
  Officer (1)


David J. Langevin            1997     303,600    325,000        - 0 -          - 0 -          - 0 -         4,750 (5)
  Executive Vice President   1996     303,600    250,000        - 0 -         121,875 (6)     12,500        4,500 (5)
                             1995     303,600    150,000        - 0 -          - 0 -          10,000        3,080 (5)


Marvin B. Rosenberg          1997     250,000    125,000      115,625 (8)      - 0 -          - 0 -         3,656 (5)
  Senior Vice President,     1996     250,000    125,000        - 0 -          - 0 -          - 0 -         3,600 (5)
  Secretary and General      1995     250,000     75,000        - 0 -          - 0 -           5,000          - 0 -
  Counsel (7)


Brian J. Henry               1997     166,667    135,000        - 0 -          - 0 -          - 0 -         3,360 (5)
  Vice President-            1996     165,000     75,000        - 0 -          80,000 (9)      5,800        4,500 (5)
  Finance and                1995     165,000     33,000        - 0 -          - 0 -          10,000        3,080 (5)
  Treasurer


Fil Filipov                  1997     300,000    350,000        - 0 -          - 0 -          - 0 -        28,300 (12)
  Terex Lifting              1996     227,083    506,205 (10)   - 0 -        500,000 (11)     - 0 -         4,500 (5)
  President                  1995     216,667    450,281 (10)   - 0 -          - 0 -          40,000        3,080 (5)


----------------------

 (1) Mr. DeFeo became Chief Executive Officer on March 24, 1995, and was named Chairman on March 4, 1998.

                                        (footnotes continued on following page)

(footnotes continued from preceding page)

 (2) As part of Mr. DeFeo's 1996 long term incentive compensation, on March 31, 1997, Mr. DeFeo was conditionally granted 100,000 shares of Restricted Stock (as defined in the "Compensation Committee Report" below) under the 1996 Plan. The value of the Restricted Stock granted to Mr. DeFeo set forth in the table above for 1996 is based on the closing stock price on the New York Stock Exchange ("NYSE") of Common Stock of $13.125 per share as of March 31, 1997, the date of grant. The value of Mr. DeFeo's Restricted Stock as of December 31, 1997, based on a closing stock price on the NYSE of Common Stock of $23.50 per share, is $2,350,000. The shares of Restricted Stock awarded to Mr. DeFeo become vested within three years upon the attainment of certain performance objectives in four categories: share price, operating profit percentage, peer group operating profit percentage and executive development. Specifically: (i) 30,000 of the 100,000 shares vested on March 20, 1998, when the average closing stock price on the NYSE of the Common Stock during a 30 consecutive trading day period was $24.00 per share; (ii) 16,500 of the 100,000 shares vested on December 31, 1997, when operating profit of the Company reached 8.00% for 1997; (iii) 8,500 of the 100,000 shares will vest if the Company's operating profit percentage reaches 8.75% for 1998 or 1999; (iv) 8,250 of the 100,000 shares vested on December 31, 1998, when the Company's operating profit percentage reached 70% of the average operating profit percentage of the Company's peer group of companies (the "Peer Group Average Operating Profit"); (v) 8,250 of the 100,000 shares will vest if the Company's operating profit percentage reaches 80% of the Peer Group Average Operating Profit; (vi) 8,500 of the 100,000 shares will vest if the Company's operating profit percentage reaches 90% of the Peer Group Average Operating Profit; (vii) 6,600 of the 100,000 shares vested on January 1, 1998, upon the promotion of an existing employee or the hiring of two new employees to an executive position comprising one (1) of the Company's 10 most senior executive positions (each change, an "Executive Change"); (viii) 6,600 of the 100,000 shares will vest when four Executive Changes have occurred; and 6,800 of the 100,000 shares will vest when five Executive Changes have occurred. Accordingly, as of April 1, 1998, 61,350 of the 100,000 shares of Restricted Stock have vested. Upon the earliest to occur of a change of control of the Company or the death or disability of Mr. DeFeo, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate paid to all stockholders.

 (3) As part of Mr. DeFeo's 1995 long term incentive compensation, on February 15, 1996, Mr. DeFeo was granted 5,000 shares of Restricted Stock (as defined in the "Compensation Committee Report" below) under the Company's 1994 Long Term Incentive Plan (the "1994 Plan") and 45,000 shares of Restricted Stock under the 1996 Plan. The value of the Restricted Stock granted to Mr. DeFeo set forth in the table above for 1995 is based on the closing stock price on the NYSE of Common Stock of $5.00 per share as of February 15, 1996, the date of grant. The value of such Restricted Stock as of December 31, 1997, based on a closing stock price on the NYSE of Common Stock of $23.50 per share, is $1,175,000. Of the 50,000 shares of Restricted Stock granted to Mr. DeFeo, 25,000 have vested and the 12,500 shares become vested on February 15, 1999 and the final 12,500 become vested on February 15, 2000; however, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. DeFeo, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

 (4) The amount listed above for Mr. DeFeo constitutes $4,800 of the Company's matching contribution to a defined contribution plan account and $3,225 of the Company's contribution to an employee stock purchase plan.

 (5)     Company's matching contribution to defined contribution plan account.

 (6) As part of Mr. Langevin's 1996 long term incentive compensation, on February 27, 1997, Mr. Langevin was granted 12,500 shares of Restricted Stock under the Company's 1994 Plan. The value of the Restricted Stock granted to Mr. Langevin set forth in the table above for 1996 is based on the closing stock price on the NYSE of Common Stock of $12.00 per share as of February 27, 1997, the date of grant. The value of such Restricted Stock as of December 31, 1997, based on a closing stock price on the NYSE of Common stock of $23.50 per share, is $295,750.

                                        (footnotes continued on following page)

         (footnotes continued from preceding page)

         The shares of Restricted Stock awarded to Mr.Langevin for 1996 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of February 27, 1997 and accordingly, 3,125 shares became vested on February 27, 1998; however, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Langevin, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

 (7) Mr. Rosenberg retired as an executive officer and employee of the Company on December 31, 1997.

 (8) In consideration for his years of service to the Company, Mr. Rosenberg received an award of 5,000 shares of Common Stock upon his retirement from the Company on December 31, 1997. The value of the Common Stock awarded to Mr. Rosenberg set forth in the table above for 1997 is based on the closing stock price on the NYSE of Common Stock of $23.50 per share as of January 2, 1998, the date of the award.

 (9) As part of Mr. Henry's long-term incentive compensation, on February 27, 1997, Mr. Henry was granted 5,000 shares of Restricted Stock under the Company's 1994 Plan. The value of the Restricted Stock granted to Mr. Henry set forth in the table above for 1997 is based on the closing stock price on the NYSE of Common Stock of $12.00 per share as of February 27, 1997, the date of the grant. The value of the Restricted Stock as of December 31, 1997, based on the closing stock price on the NYSE of Common Stock of $23.50 per share, is $117,500. The shares of Restricted Stock awarded to Mr. Henry for 1996 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of February 27, 1997, and, accordingly, 1,250 shares became vested on February 27, 1998; however, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Henry, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(10) Pursuant to the terms of compensation arrangements with the Company, Mr. Filipov's annual bonus is equal to a percentage of net income
         (after certain adjustments) of the Company division or subsidiary for which he has responsibility. From May 1995 through 1996, Mr. Filipov's bonus was equal to 4% of the Company's net income (after certain adjustments) from its P.P.M. S.A. and PPM Crane, Inc., subsidiaries. From January 1994 through April 1995, Mr. Filipov's bonus was equal to 7.5% of the Company's net income (after certain adjustments) from its Koehring Cranes, Inc., subsidiary.

(11) As part of Mr. Filipov's 1996 long term incentive compensation, on January 2, 1997, Mr. Filipov was granted 50,000 shares of Restricted Stock under the Company's 1994 Plan. The value of the Restricted Stock so granted to Mr. Filipov is based on the closing stock price on the NYSE of the Company's Common Stock of $10.00 per share as of January 2, 1997, the date of grant. The value of such Restricted Stock as of December 31, 1997, based on a closing stock price on the NYSE of Common Stock of $23.50 per share, is $1,175,000. The shares of Restricted Stock awarded to Mr. Filipov for 1995 become vested to the extent of one-fourth of the shares covered thereby on each of the first four anniversaries of January 2, 1997 and accordingly, 12,500 of the shares awarded became vested on January 2, 1998; however, upon the earliest to occur of a change in control of the Company or the death or disability of Mr. Filipov, any unvested portion of such Restricted Stock shall vest immediately. Dividends, if any, are paid on Restricted Stock awards at the same rate as paid to all stockholders.

(12) Includes $23,500 paid by P.P.M. S.A., a wholly owned subsidiary of the Company on behalf of Mr. Filipov under his P.P.M. S.A. pension fund and $4,800 constituting the Company's matching contribution to defined contribution plan account. The amounts paid by P.P.M. S.A. listed above as "All Other Compensation" paid to Mr. Filipov were computed by using the exchange rate of .595 to convert the French francs paid into US dollars.

Stock Option Grants in 1997

         The following table sets forth information on grants of stock options under the Company's 1988 Incentive Stock Option plan covering key management employees (the "1988 Plan"), as well as under the Company's 1994 Plan and the Company's 1996 Plan during the Company's 1997 fiscal year to the Named Executive Officers. The number of stock options and SARs granted to the Named Executive Officers during the Company's 1997 fiscal year is also listed in the Summary Compensation Table in the column entitled "Securities Underlying Options/SARs." The exercise price of the options equaled or exceeded the fair market price of the Common Stock at the time of the grant. Options granted under the 1988 Plan vest ratably over three years from the date of grant. Options granted under the 1994 Plan and under the 1996 Plan vest ratably over four years from the date of grant.


                                                      Stock Option/SAR Grants in 1997

                                                               Individual Grants
                   ---------------------------------------------------------------------------------------------
                     Number of
                     Securities       % of Total                                    Potential Realizable Value
                     Underlying    Options Granted    Exercise or                   at Assumed Annual Rates of
                      Options      to Employees in     Base Price    Expiration     Stock Price Appreciation
    Name           Granted(#)(1)     Fiscal Year        ($/Sh)          Date                  Term
                                                                                       5%($)         10%($)
Ronald M. DeFeo        25,000            12%            $22.75        3/03/08        $357,684      $906,441
David J. Langevin       - 0 -           - 0 -              -             -             - 0 -         - 0 -
Marvin B. Rosenberg     - 0 -           - 0 -              -             -             - 0 -         - 0 -
Brian J. Henry          5,000             2%             12.00        2/27/07          37,733        95,625
Filip Filipov           - 0 -           - 0 -             -              -             - 0 -         - 0 -

------------------
(1) The options listed above for Messrs. DeFeo and Henry, respectively, were granted under the 1996 Plan and 1994 Plan, respectively, and become vested to the extent of one-fourth of the shares of Common Stock covered thereby on each of the first four anniversaries of March 4, 1998, and February 27, 1997, respectively, the dates of grant.


Aggregated Option Exercises in 1997 and Year-End Option Values

         The table below summarizes options exercised during 1997 and year-end option values of the Named Executive Officers listed in the Summary Compensation Table.

                          Aggregated Option Exercises in 1997 and Year-End Option Values

                                                      Number of Securities       Value of Unexercised
                                                      Underlying Unexercised     In-the-Money Options
                                                      Options at Year-End (#)       at Year-End ($)
                        Shares          Value
 Name                 Acquired on      Realized      Exercisable/Unexercisable  Exercisable/Unexercisable
                      Exercise (#)       ($)

 Ronald M. DeFeo        44,792         $674,492          31,691/49,317            $ 465,414/$745,977
 David J. Langevin      26,396         $434,576             0/23,504              $ 0/$347,014.50
 Marvin B. Rosenberg    27,600         $492,657               0/0                       $0/$0
 Brian J. Henry          3,000         $ 17,055           5,750/11,250            $104,750/$173,125
 Filip Filipov           - 0 -          - 0 -            33,750/21,250            $589,325/$375,625

-----------------------
(1) Based on the closing price of the Company's Common Stock on the NYSE on December 31, 1997 of $23.50.

Pension Plans

         The Company maintains four defined benefit pension plans covering certain domestic employees, including, as described below, certain officers of the Company or its subsidiaries. Retirement benefits for the plans covering the salaried employees are based primarily on years of service and employees' qualifying compensation during the final years of employment. In addition, TEL maintains a pension scheme for its salaried employees.

         Mr. DeFeo and Mr. Filipov participate in the Terex Corporation Salaried Employees' Retirement Plan (the "Retirement Plan"). None of the other Named Executive Officers participate in the Retirement Plan. Participation in the Retirement Plan was frozen as of May 7, 1993.

         Participants with five or more years of eligible service are fully vested and entitled to annual pension benefits beginning at age 65. Retirement benefits under the Retirement Plan are equal to the product of (i) the participant's years of service (as defined in the Retirement Plan) and (ii) 1.02% of final average earnings (as defined in the Retirement Plan) plus 0.71% of such compensation in excess of amounts shown on the applicable Social Security Integration Table for participants born prior to 1938. For participants born during 1938-1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.08% and 0.65%, respectively. For participants born after 1954, the formula is modified by replacing the 1.02% and 0.71% figures with 1.13% and 0.60%, respectively. Service in excess of 25 years is not recognized. There is no offset for primary Social Security. Participation in the Retirement Plan was frozen as of May 7, 1993, and no participants, including Mr. DeFeo, will be credited with service following such date. However, participants not currently fully vested, including Mr. DeFeo, will be credited with service for purposes of determining vesting only. The annual retirement benefits payable at normal retirement age under the Retirement Plan will be $4,503 for Mr. DeFeo and $259.28 for Mr. Filipov (assuming full vesting).

         Mr. Filipov also participates in the P.P.M S.A. pension plan, which provides a pension benefit to employee participants based primarily on amounts contributed. To receive a benefit, employees must participate a minimum of eight years. Commencing on the later of November 2004 or Mr. Filipov's retirement, Mr. Filipov will be entitled to withdraw either annually or quarterly from his pension, which in the aggregate is currently $65,000.

Compensation of Directors

         Directors who are employees of the Company receive no additional compensation by virtue of their being directors of the Company. For their service in 1997 nonemployee directors received a cash retainer of $24,000. All directors of the Company are reimbursed for travel, lodging and related expenses incurred in attending Board and committee meetings.

         In 1997 each outside director also received an option to purchase 7,500 shares of Common Stock. In addition, an outside director who served as chairperson of a committee of the Board of Directors in 1997 received an option to purchase 5,000 shares of Common Stock, and an outside director who served as a member of a committee (but not as a chairperson of such committee) received an option to purchase 2,500 shares of Common Stock. However, irrespective of the number of positions held, no outside director received options to purchase more then 7,500 shares of Common Stock for service as a committee chairperson or member or as both.

         Outside director options granted in 1997 have a term of five years. The grants were made five business days after the date on which the Company filed its Annual Report on Form 10-K with the Securities and Exchange Commission. The exercise price is the closing price on the NYSE of the Common Stock on such date. The options vested upon grant.

         Effective January 1, 1998, the compensation program for outside directors was revised, primarily to make the annual retainer for Board service payable in Common Stock or in options for Common Stock or both, in the proportion elected by each director, to enable directors to defer receipt of their fees and to establish a Common Stock ownership objective for outside directors.

         Under the new program, outside directors receive annually the equity equivalent of $35,000 for service as a Board member (or a prorated amount if a director's service begins other than on the first day of the year). Each director elects annually, for the particular year, to receive (i) shares of Common Stock currently, (ii) options to purchase shares of Common Stock currently, (iii) shares of Common Stock on a deferred basis or (iv) any combination of the three preceding alternatives. The total for any year of the
(i) number of shares paid, (ii) the number of shares covered by options granted, and (iii) the number of shares deferred may not exceed 5,000 (as such number may be adjusted to take into account any change in the capital structure of the Company by reason of any stock split, stock dividend or recapitalization).

         For purposes of calculating the number of shares of Common Stock or number of options into which the fixed sum translates, Common Stock is valued at its opening price on the NYSE on the payment or grant date (the first trading day of any year or any other applicable date). A director who elects to receive shares of Common Stock currently receives 60% of their dollar value in shares and the other 40% in cash toward the tax liability on the payment, as an incentive to hold the shares paid.

         In respect of options that a director elects to receive, the price of the Common Stock, determined as above, is adjusted to reflect year-to-year volatility in the market price of the Common Stock. This adjusted price is the value of the underlying option at the time of grant. For 1998 the adjustment for option valuation purposes values the grant-date price of the Common Stock at 25%. Options vest immediately upon grant and have a five-year term.

         Also under the new program, each director who serves as chairperson of a committee of the Board receives an annual retainer of $2,500, payable in cash, and each director who serves as a member of a committee (including any committee that the director chairs) receives an annual retainer of $2,500, payable in cash. For a director whose service begins other than on the first day of the year, any retainer is prorated. Directors may elect to defer receipt of retainers for committee service in Common Stock or cash or a combination of both.

         Board retainers and committee retainers (or portions of either) that a director elects to defer in Common Stock under the Company's Deferred Compensation Plan are credited to a Common Stock index account, which fluctuates in value with the market value of the Common Stock. Committee retainers (or portions thereof) that a director elects to defer in cash are credited to an interest-bearing account and earn interest, which is compounded annually. The current rate of interest is 8% per annum. Payment of any deferral (whether in Common Stock or cash) is deferred until the director's termination of service or such earlier date as the director specifies when electing the applicable deferral.

         The new program also establishes a Common Stock ownership objective for outside directors. Each director is expected to accumulate, over the first three years of Board service beginning on or after January 1, 1998, the number of shares of Common Stock that is equal in market value to three times the annual retainer for Board service ($105,000). Once this ownership objective is achieved, the director is expected to maintain such minimum ownership level.

         The intent is to encourage acquisition and retention of Common Stock by directors, evidencing the alignment of their interests with the interests of stockholders. To this end, each new director will receive an award of 1,000 shares of Common Stock and, as an incentive to retention, a cash payment equal to 40% of the market value of the shares, to defray the income tax liability related to such award. As set forth above, the Board retainer is payable in Common Stock or options, and committee retainers may be deferred in Common Stock.

         In addition to compensation under the 1996 Plan, two directors, Mr. Andersen and Mr. Raben, received an award of 10,000 shares of Common Stock for their special services in facilitating the completion of the successful negotiations of a Standstill Agreement with Mr. Randolph W. Lenz, an approximately 10% stockholder of the Company, in connection with the public offering by the Company of 5,700,000 shares of Common Stock on July 28, 1997.

Employment Contracts, Termination of Employment and Change-in-Control
Arrangements

         The Company has agreed with Ronald M. DeFeo that in the event of a change in ownership of the Company which prevents him from continuing in his position as Chairman, President and Chief Executive Officer or in the event of a termination of his employment without cause, the Company will provide for a continuance of his income for a period of 24 months.

         The Company has entered into an employment agreement with Mr. Fil Filipov pursuant to which Mr. Filipov is to be paid a base salary of a minimum of $300,000 and is to participate in a bonus scheme with a target of 75% of his salary, based on performance as determined in the discretion of management. The contract is of indefinite duration; however, in the event that either party desires to terminate the contract for other than cause, a one (1) year notice period must be provided; provided, further, however, that Mr. Filipov has the right at any time, upon thirty (30) days' notice to the Company, to change his employment status from that of an employee of the Company to consultant, and if he chooses to exercise such an option, the Company has agreed to pay Mr. Filipov an amount equal to 60% of his salary in effect immediately prior to his change in status for a 36-month period.

Compensation Committee Interlocks and Insider Participation

         The Compensation Committee of the Board recommending compensation for executive officers, including the Named Executive Officers, during the Company's 1997 fiscal year consisted of G. Chris Andersen, William H. Fike and David A. Sachs. There are no Compensation Committee interlocks or insider participation with respect to such individuals.

Compensation Committee Report

Executive Compensation Philosophy

         The objectives of the Company's executive  compensation  program are to
(i) attract and retain the executives with the skills critical to the long-term success of the Company, (ii) motivate and reward individual and team performance in attaining business objectives and maximizing stockholder value and (iii) link a significant portion of compensation to appreciation in the price of the Company's stock, so as to align the interests of the executive officers with those of the stockholders.

         To meet these objectives, the total compensation program is designed to be competitive with the programs of other corporations of comparable revenue size in industries with which the Company competes for customers and executives and to be fair and equitable to both the employee and the Company. Consideration is given to the employee's overall responsibilities, professional qualifications, business experience, job performance, technical expertise and career potential and the combined value of these factors to the Company's long-term performance and growth.

Executive Compensation Program

         Each year the Compensation Committee (the "Committee"), which is comprised entirely of outside directors, determines the compensation arrangements for the Company's executive officers, including the individuals whose compensation is detailed in this proxy statement. The executive compensation program has three principal components: salary, short-term incentive compensation (annual bonus) and long-term incentive compensation, each of which is described below. While the components of compensation are considered separately, the Committee takes into account the full compensation package afforded by the Company to the individual executive.

Salary

         Salary is determined by evaluating the responsibilities of the position held, the individual's past experience, current performance and the competitive marketplace for executive talent. Salary ranges for the Company's executive officers compare to salary ranges of executives at companies of similar size, as reported in data available to the Committee.

Annual Bonus

         In addition to salary, each executive officer is eligible for an annual bonus, payable under the 1988 Plan, the 1994 Plan or the 1996 Plan. Bonuses are paid for attainment of (i) Company operating profit and cash flow goals established annually and (ii) specific performance goals established for each executive officer at the beginning of the fiscal year. The bonus opportunity is up to 50% (or, for extraordinary performance, more than 50%) of salary if Company and individual goals are attained. As stated in footnote (12) to the Summary Compensation Table with respect to Mr. Filipov, bonuses may be based on the profitability or other specific performance goals of the particular division or subsidiary for which an executive officer has responsibility. The Committee believes that bonuses paid to the individuals whose compensation is reported in the Summary Compensation Table reflect the level of achievement of Company goals and individual performance goals during 1997.

Long-Term Incentive Compensation

         The purpose of long-term awards, currently in the form of stock options and grants of Common Stock including Restricted Stock, is to align the interests of the executive officers with the interests of the stockholders. Additionally, long-term awards offer executive officers an incentive for the achievement of superior performance over time and foster the retention of key management personnel. In determining stock option and Common Stock grants, the Committee bases its decision on the individual's performance and potential to improve stockholder value and on the relationship of equity to the other components of the individual's compensation.

CEO Compensation

         The compensation of the Chief Executive Officer ("CEO") is determined pursuant to the principles stated above. Specific consideration is given to the CEO's responsibilities and experience in the industry and the compensation package of chief executive officers of comparable companies. Based on these factors and on the Company's financial performance in 1996, the Committee set the CEO's salary for 1997 at $418,750. In order to determine an appropriate overall level of compensation for Mr. DeFeo for the year, the Committee retained an outside consultant and also considered information relating to comparable companies.

         In appraising the CEO's performance during 1997, the Committee noted that the Company's sales for the year increased by 24%, operating profit doubled and substantial progress was made in all segments of the business. At the same time, the CEO significantly advanced the goal of improving the Company's capital structure through a public offering of 5.7 million shares of Common Stock and negotiation of refinancing of the Company's high-cost debt to provide greater liquidity, financial flexibility and estimated savings of approximately $25 million per year. Also, an important acquisition, of O&K Mining GmbH, negotiated in 1997, should promote near-term cost savings through consolidation of facilities as well as long-term opportunities for growth.

         The Committee recognized that, since becoming CEO in 1994, Mr. DeFeo has been the driving force in successfully transforming Terex and positioning the Company for the future. For all of the foregoing reasons, the Committee awarded Mr. DeFeo a bonus of $637,500 for 1997. Two-thirds of this amount, or $425,000, was based on achievement of the Company's financial goals for the year; one-third of the amount, or $212,500, reflected his special achievements, including restructuring the Company. In further recognition of Mr. DeFeo's performance, the Committee granted him an option for the purchase of 25,000 shares of Common Stock.

Deductibility of Executive Compensation

         Section 162(m) of the Internal Revenue Code ("Code") limits to $1 million a year the deduction that a publicly held corporation may take for compensation paid to each of its chief executive officer and four other most highly compensated employees unless the compensation is "performance-based." Performance-based compensation must be based on the achievement of preestablished, objective performance goals under a plan approved by stockholders. The Committee believes that circumstances in 1997 warrant the nondeductibility of the small portion of Mr. DeFeo's compensation for the year that exceeds $1 million.

         In order to reduce or eliminate the amount of compensation that would not qualify for a tax deduction, should the compensation of the CEO or any other executive officer exceed $1 million in 1998 or a subsequent year, the Board of Directors is recommending that stockholders approve a new annual incentive compensation plan, so that amounts earned thereunder by certain employees will qualify as performance-based. This plan is described under the heading below, "Proposal 5: Approval of the Annual Incentive Compensation Plan."


                                              COMPENSATION COMMITTEE

                                              G. CHRIS ANDERSEN
                                              WILLIAM H. FIKE
                                              DAVID A. SACHS

Performance Graph

         The following is a stock performance graph which shows the change in market value of $100 invested in the Company's Common Stock, Standard & Poor's 500 Stock Index and a "Peer Group" index for the period commencing December 31, 1992 through December 31, 1997. The cumulative total stockholder return assumes dividends are reinvested. The "Peer Group" consists of the following companies, which are in similar lines of business as the Company (manufacturing of telescopic mobile cranes, aerial work platforms, utility aerial devices, off-highway trucks and high capacity surface mining trucks): Caterpillar, Inc., Deere & Company, Harnischfeger Industries, Inc., Ingersoll Rand Company, JLG Industries, Inc., The Manitowoc Company and NACCO Industries, Inc. The companies in the indices are weighted by market capitalization. The stockholder return shown on the graph below is not indicative of future performance.

         The vertical axis of the line graph is scaled from $0.00 at the origin extending upwards to $400.00, marked in incredments of $50.00. The horizonta axis begins with the year 1992 at the origin extending to the right through the year 1997, marked in one year increments. The value of an assumed initial investment of $100.00 in the Company's stock, in the S&P 500, and in the Peer Group is plotted for each year on the horizontal axis using the data listed below.


                                                       Source: Value Line, Inc.


----------------------- -------- -------- --------- --------- -------- --------
        Name              1992     1993     1994      1995      1996     1997
----------------------- -------- -------- --------- --------- -------- --------
----------------------- -------- -------- --------- --------- -------- --------
Terex Corporation        100.00    67.90    69.14     46.91    100.00   232.10
----------------------- -------- -------- --------- --------- -------- --------
----------------------- -------- -------- --------- --------- -------- --------
Standard & Poor's 500    100.00   110.09   111.85    153.80    189.56   252.82
----------------------- -------- -------- --------- --------- -------- --------
----------------------- -------- -------- --------- --------- -------- --------
Peer Group               100.00   156.30   165.45    208.92    266.22   354.32
----------------------- -------- -------- --------- --------- -------- --------

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         On August 28, 1995, Randolph W. Lenz retired as Chairman of the Board and a Director of the Company. Mr. Lenz remains the Company's principal stockholder. As of March 1, 1998, he beneficially owned, directly or indirectly, approximately 10% of the outstanding Common Stock of the Company. In connection with his retirement, the Company (acting upon the recommendations of a committee comprised of its independent directors and represented by independent counsel) and Mr. Lenz entered into a retirement agreement providing certain benefits to Mr. Lenz and the Company. The agreement provides, among other things, for a five-year consulting engagement requiring Mr. Lenz to make himself available to the Company to provide consulting services for certain portions of his time. Mr. Lenz, or his designee, received a fee for consulting services which included payments in an amount, and a rate, equal to his 1995 base salary of $486,000 until December 31, 1996. The agreement also provided for the (i) granting of a five-year $1.8 million loan bearing interest at 6.56% per annum which is subject to being forgiven in increments over the five-year term of the agreement upon certain conditions, and (ii) equity grants having a maximum potential of 200,000 shares of the Company's Common Stock conditioned upon the Company achieving certain financial performance objectives in the future. Mr. Lenz received 33,333 shares of the Company's Common Stock on January 24, 1997, April 30, 1997, and May 19, 1997, and 50,000 shares on August 20, 1997, all pursuant to the agreement. Mr. Lenz also agreed not to compete with the Company, to vote his shares of the Company's Common Stock in the manner recommended by the Company's Board of Directors and not to acquire any additional shares of the Company's Common Stock.

         On May 16, 1995, the U.S. Department of Labor (hereinafter, the "DOL") wrote a letter to Randolph W. Lenz in which it alleged that at the time he was a fiduciary of the Company's retirement plans, Mr. Lenz violated various provisions of the Employee Retirement Income Security Act of 1974, as amended (hereinafter, "ERISA") in making certain investments which may have been imprudent and by possibly engaging in prohibited transactions under ERISA. As of January 31, 1997, the DOL and Mr. Lenz entered into a settlement agreement which obligated Mr. Lenz to pay certain amounts to the Terex Corporation Master Retirement Plan Trust and to the DOL. During 1997, In connection with the DOL investigation and settlement, the Company incurred expenses (including legal fees) of $178,865.

         On December 31, 1997, Marvin B. Rosenberg retired as Senior Vice President, Secretary and General Counsel of the Company. In connection with his retirement, the Company and Mr. Rosenberg entered into an agreement providing certain benefits to Mr. Rosenberg and the Company. Pursuant to the agreement, Mr. Rosenberg received an award of 5,000 shares of Common Stock in consideration of his years of service to the Company and will receive a consulting fee equal to his base salary in 1997 of $250,000 for services provided in 1998 and $125,000 for services provided in 1999. The agreement also provides for a two-year consulting engagement requiring Mr. Rosenberg to make himself available to the Company to provide consulting services for a certain portion of his time.

         In  1997,  the  Company  invested   $100,000  in  Monon  Tractor  Corp.
("Monon"), a company which was reorganizing after declaring bankruptcy. Subsequent to the initial investment, the Company was required to make a investment in Monon. As a result, the Company elected not to continue its investment in Monon and not to make the additional required investment. G. Chris Andersen, a director of the Company and another partner of Andersen Weinroth & Co., L.P., an affiliate of Mr. Andersen, acquired the Company's investment in Monon for the amount invested by the Company and assumed the Company's obligations to make additional investments in Monon.

         The Company, certain directors and executive officers of the Company, and KCS, a Connecticut limited partnership principally owned by Randolph W. Lenz, with whom the Company prior to January 1, 1994, had a management contract to provide administrative, financial, marketing, technical, real estate and legal services to the Company, are named parties in a private investigation initiated by the Securities and Exchange Commission. During 1997, the Company incurred $199,141 of legal fees and expenses on behalf of the Company, Randolph
W. Lenz, David J. Langevin and Marvin B. Rosenberg.

         The Company has previously publicly announced that it entered in a new $500 million bank credit facility (the "New Bank Credit Facility") on March 6, 1998 with a syndicate of lenders. Ares Leverage Investment Fund L.P. ("Ares"), an affiliate of David A. Sachs, a director of the Company, participated as a lender under the New Bank Credit Facility for the amount of $15 million. Ares also received a fee of $18,750 for participating as a lender under the New Bank Credit Facility. Participation by Ares as a lender under the New Bank Credit Facility was made in the ordinary course of Ares' business and on the same terms as all other lenders under the New Bank Credit Facility.

         Canadian Imperial Bank of Commerce, an affiliate of CIBC Oppenheimer Corp. of which Bruce I Raben, a director of the Company, is a managing director, is a lender with a commitment of up to $37.5 million and a Co-Documentation Agent under the New Bank Credit Facility. Canadian Imperial Bank of Commerce received a fee of $675,000 for acting a Co-Documentation Agent under the New Bank Credit Facility. Participation by Canadian Imperial Bank of Commerce as a lender under the New Bank Credit Facility was made in the ordinary course of its business and on the same terms as all other lenders under the New Bank Credit Facility. In addition, CIBC Oppenheimer Corp. was retained by the Company in connection with the offering of the Company's $150 million Senior Subordinated Notes on March 31, 1998. CIBC was paid $500,000 as an underwriting discount.

         The Company intends that all transactions with affiliates are on terms no less favorable to the Company than could be obtained in comparable transactions with an unrelated person. The Board will be advised in advance of any such proposed transaction or agreement and will utilize such procedures in evaluating their terms and provisions as are appropriate in light of the Board's fiduciary duties under Delaware law. In addition, the Company has an Audit Committee consisting solely of independent directors. One of the responsibilities of the Audit Committee is to review related party transactions.


                COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

         Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and each person who is the beneficial owner of more than 10% of the Company's outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and changes in ownership of equity securities of the Company. Specific due dates for these reports have been established by the SEC and the Company is required to disclose in this Proxy Statement any failure to file such reports by the prescribed dates during 1997. Officers, directors and greater than 10% beneficial owners are required by SEC regulation to furnish the Company with copies of all reports filed with the SEC pursuant to
Section 16(a) of the Exchange Act.

         To the Company's knowledge, based solely on review of the copies of reports furnished to the Company and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to the Company's officers, directors and greater than 10% beneficial owners were complied with during the year ended December 31, 1997, except that the Company has been orally advised that Mr. Lenz filed a Form 4 due for February 1997 on May 6, 1997, a Form 4 due for April 1997 on June 5, 1997 and a Form 4 due for May 1997 on July 11, 1997.


                       PROPOSAL 2: INDEPENDENT ACCOUNTANTS

         The firm of Price Waterhouse LLP audited the consolidated financial statements of the Company for 1997. The Board of Directors desires to continue the service of this firm for 1998. Accordingly, the Board of Directors recommends to the stockholders ratification of the retention of Price Waterhouse LLP as the Company's independent accountants for the fiscal year ending December 31, 1998. If the stockholders do not approve Price Waterhouse LLP as the Company's independent accountants, the Board of Directors will reconsider its selection.

         Representatives of Price Waterhouse LLP are expected to be present at the Meeting with the opportunity to make a statement if they desire to do so, and they are expected to be available to respond to appropriate questions.

The  Board  of  Directors   recommends  that  the  stockholders   vote  FOR  the
ratification of Price Waterhouse LLP as independent accountants for 1998.

       PROPOSALS 3 AND 4: APPROVAL OF AMENDMENTS TO THE COMPANY'S RESTATED
          CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES
        OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE TO 150,000,000
             AND TO INCREASE THE NUMBER OF SHARES OF PREFERRED STOCK
             THE COMPANY IS AUTHORIZED TO ISSUE TO 50,000,000 SHARES


         Proposed Amendments

         The Company's stockholders are being requested to approve an amendment to the Company's Restated Certificate of Incorporation (the "Certificate"), the full text of which is set forth in Exhibit A to this Proxy Statement, (i) increasing the number of authorized shares of Common Stock from 30,000,000 to 150,000,000 ("Proposal 3") and (ii) increasing the number of authorized shares of Preferred Stock from 10,000,000 to 50,000,000 ("Proposal 4"). The Company's stockholders may separately vote for, against or abstain with respect to Proposals 3 and 4. If Proposals 3 and 4 are approved, the Company's authorized capital stock will consist of 150,000,000 shares of Common Stock and 50,000,000 shares of Preferred Stock. The Company has no present intention to issue any of the shares of Common stock or Preferred Stock being authorized hereby.

         As of April 6, 1998, the Company has available only approximately 9,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock authorized for issuance, and, accordingly, management and the Board of Directors believe an increase in the number of shares of both common Stock and Preferred
Stock authorized to be issued is prudent. The shares of Common Stock and Preferred Stock to be authorized pursuant to the amendment would be available for possible future public offerings of equity, stock dividends or splits, financing and acquisition transactions, management incentives and employee benefit plans and other corporate purposes. The additional shares available for issuance would give the Company greater flexibility and allow shares of Common Stock and Preferred Stock to be issued without the delay of a special stockholders' meeting. The shares of Common Stock and Preferred Stock would be available for issuance without further action of the stockholders unless such action is required by applicable law or the rules of any stock exchange on which the Company securities may be listed.

         Effect of the Amendments

         The proposed amendment to the Company's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock and Preferred Stock may be viewed as having the possible effect of diluting the stock ownership of current stockholders, as well as discouraging, under certain circumstances, an unsolicited attempt by another person or entity to acquire control of the Company. Although the Board of Directors has no present intention of doing so, the Company's authorized but unissued Common Stock and Preferred Stock could be issued in one or more transactions which would make a takeover of the Company more difficult or costly, and less likely. Moreover, authorized share of Common Stock and Preferred Stock can be implemented to allow for the issuance of rights to purchase such shares, with such rights having terms designated to encourage potential acquirers of the Company to negotiate with the Company's Board of Directors. Such issuances could also enhance the ability of officers and directors to retain their positions. The amendment is not being proposed in response to any effort of which the Company is aware to obtain control of the Company, nor is the Board of Directors currently proposing to the stockholders any anti-takeover measures.

The Board of Directors recommends that the stockholders vote FOR approval of the proposed amendments to increase the number of shares of Common Stock the Company is authorized to issue to 150,000,000 shares and FOR approval of the proposed amendment to increase the number of shares of Preferred Stock the Company is authorized to issue to 50,000,000 shares.


         PROPOSAL 5: APPROVAL OF THE ANNUAL INCENTIVE COMPENSATION PLAN


         The Board of Directors submits to the stockholders for approval the Terex Corporation Annual Incentive Compensation Plan (the "Annual Plan"). The Board of Directors believes that it is in the best interest of the Company and the stockholders to adopt a plan that provides for incentive compensation in the form of an annual bonus to key executives responsible for the success of the Company and that can help to attract and retain outstanding executives.
Compensation payable under the Annual Plan is based on annual corporate performance.

         The Company is seeking stockholder approval of the Annual Plan in order to comply with the requirements of Section 162(m) of the Code, so that certain compensation paid under the Annual Plan will be Company and the stockholders to adopt a plan that provides for incentive compensation in the form of an annual bonus to key executives responsible for the success of the Company and that can help to attract and retain outstanding executives. Compensation payable under the Annual Plan is based on annual corporate performance. deductible by the Company irrespective of the statutory $1 million limit. The Annual Plan is designed so that all compensation payable thereunder will be fully deductible. The Annual Plan is intended to be effective as of January 1, 1998, and is subject to stockholder approval. In the event that the Annual Plan is not approved by stockholders, the Company's existing annual bonus plan will continue in effect.

         The following summary of the material features of the Annual Plan is qualified in its entirety by the terms of the Annual Plan as filed with the Securities and Exchange Commission.

Eligibility

         Participation in the Annual Plan will be limited to key employees of the Company designated by the Compensation Committee of the Board (the "Committee"). Currently, the Chief Executive Officer has been designated by the Committee to participate in the Annual Plan. Employees who are not designated to participate in the Annual Plan may be entitled to incentive compensation in the discretion of the Committee.

Plan Administration

         The Annual Plan will be administered by the Committee, which has full power and authority to determine which key employees of the Company will receive awards under the Annual Plan, to set performance goals and bonus targets as of the commencement of any fiscal year, to interpret and construe the terms of the Annual Plan and to make all determinations it deems necessary in the administration of the Annual Plan, including any determination with respect to the achievement of performance goals and the application of such achievement to the bonus targets.

Bonus Formula

         The Annual Plan is designed to pay an annual bonus equal to a percentage of certain bonus targets, based on the degree of achievement of predetermined performance goals with respect to specific business criteria. The Annual Plan sets out quantitative and qualitative categories of business criteria upon which performance goals will be based. The business criteria measures within each category are assigned weightings based upon their relative degree of importance as determined by the Committee.

         In the quantitative category, one or more of the following business criteria may be used as performance measures: (i) net sales, (ii) operating earnings, (iii) income before any extraordinary items, (iv) net income, (v) earnings per share (fully diluted), (vi) working capital, (vii) return on capital and (viii) return on equity. Quantitative criteria used to measure the performance of a participant employed in a business unit (i.e., subsidiary or division) of the Company may be based in whole or in part on results for the fiscal year of such business unit. In the qualitative category, the business criteria relate to individual performance, taking into account individual goals and objectives. Compensation paid under the Annual Plan that is intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code will be based solely on quantitative criteria.

         The performance goals with respect to each category of business criteria are established by the Committee at the commencement of each fiscal year. No annual bonus for any fiscal year will be paid unless the Company's Earnings (as defined below) equal at least 85% of budgeted Earnings for that year, as set by the Board of Directors or a committee thereof responsible for setting the Company's budget. Earnings, with respect to any fiscal year, means the Company's income before taxes and extraordinary items, determined in accordance with generally accepted accounting principles, as reported in the Company's audited consolidated financial statements for such fiscal year.

Bonus Targets

         Annual bonus targets are expressed as a percentage of current salary with respect to each category of business criteria applied. The Committee determines the target percentages annually for each individual participating in the Annual Plan at the commencement of the fiscal year.

Bonus Payments

         At the end of any fiscal year for which a bonus may be earned, the Committee determines each participant's level of achievement of the performance goals. The percentage of achievement is then applied to the bonus targets to determine the amount of bonus for each participant. However, the maximum bonus that any individual may receive for any fiscal year is an amount equal to 200% of his or her bonus target for the year.

         The Annual Plan allows participants to defer receipt of bonuses when the Committee chooses to offer a deferral option. When deferral is available, each participant must choose the amount to be deferred prior to the year in which the bonus may be earned. Deferred amounts are paid when a participant terminates employment with the Company, either in a lump sum or in a series of up to 15 installments, as he or she elects. Deferred amounts represent a general unfunded obligation of the Company and will be credited with interest at a rate determined by the Committee from time to time.

Termination and Amendment

         The Committee may amend or terminate the Annual Plan at any time, provided that no amendment will be effective prior to approval by the Company's stockholders to the extent such approval is required to preserve deductibility of compensation paid pursuant to the Annual Plan under Section 162(m) of the Code or otherwise required by law.

New Plan Benefits

         Because the payment of a bonus under the Annual Plan for any fiscal year is contingent on the achievement of performance goals as of the end of the fiscal year, the Company cannot determine the amounts that will be payable or allocable for fiscal year 1998 or in the future.

         If the Annual Plan and the Committee's designated performance goals and bonus target for Mr. DeFeo for 1998 had been in place during 1997, and if he had achieved 110% of these goals, Mr. DeFeo would have earned a bonus of $450,000.

The Board of Directors recommends that the stockholders vote FOR approval of the Terex Corporation Annual Incentive Compensation Plan.


 PROPOSAL 6: APPROVAL OF AN AMENDMENT TO THE 1996 PLAN TO INCREASE THE NUMBER OF
           SHARES OF THE COMPANY'S COMMON STOCK AVAILABLE FOR ISSUANCE

General

         The Board of Directors adopted the 1996 Terex Corporation Long-Term Incentive Plan (the "1996 Plan") on December 13, 1995, and the stockholders ratified the 1996 Plan on May 15, 1996. The purpose of the 1996 Plan is to (a) advance the interests of the Company and its stockholders by providing incentives and rewards to those employees who are in a position to contribute to the long-term growth and profitability of the Company and to outside directors,
(b) assist the Company and its subsidiaries and affiliates in attracting, retaining and motivating highly qualified employees and outside directors for the successful conduct of their business and (c) make the Company's compensation program competitive with those of primary competitors. The 1996 Plan authorizes the granting of (i) options ("Stock Option Awards") to purchase shares of Common Stock, (ii) shares of Common Stock, including Restricted Stock ("Stock Awards"), and (iii) bonus awards, included Restricted Stock, based upon a participant's job performance ("Performance Awards"). Subject to adjustment as described below under "Adjustments," the aggregate number of shares of Common Stock which may currently be optioned or granted under the 1996 Plan may not exceed 1,000,000 shares.

         The 1996 Plan provides that a committee (the "Committee") of the Board of Directors consisting of two or more members thereof who are non-employee directors, shall administer the 1996 Plan and has provided the Committee with the flexibility to respond to changes in the competitive and legal environments, thereby protecting and enhancing the Company's current and future ability to attract and retain directors and officers and other key employees and consultants.

         Since Ronald M. DeFeo joined the Company in 1992, Mr. DeFeo has recruited several new senior executives, and under the direction of this management team, the Company has successfully implemented a series of strategic initiatives which have significantly improved the operating profit and capital structure of the Company, which have transformed the Company and significantly increased stockholder value. The achievements of the management of the Company are also recognized in the industry. Accordingly, in order to retain existing management, as well as attract additional quality management and be able to compensate executions of businesses that may be acquired, the Board of Directors of the Company is in the process of considering a management incentive program for 1998 and subsequent years which will provide management with long-term motivation to remain in the employ of the Company and continue to increase stockholder value, thereby aligning management's interests with those of the stockholders of the Company. While this new incentive program is currently in the formulation stage and the terms of this program have not been determined, there is a high likelihood that it will include the granting of Stock Awards and/or Stock Option Awards. To ensure that there are sufficient shares available under the 1996 Plan to enable the Company to achieve the objectives set forth above, the Company proposes to increase the aggregate number of shares of Common Stock available to be optioned or granted under the 1996 Plan from 1,000,000 to 2,000,000.

Description of the Proposed Amendment to the 1996 Plan

Shares Available

         To ensure that there are sufficient shares available under the 1996 Plan to enable the Company to achieve the objectives of the 1996 Plan, the Company has proposed that Section 5.2 of the 1996 Plan be amended to provide that the current aggregate number of shares of Common Stock (including Restricted Stock, if any) available to be optioned or granted shall be increased from 1,000,000 shares to 2,000,000 shares.

The Board of Directors recommends that the stockholders vote FOR approval of the proposed amendment to the 1996 Plan.


                                 OTHER BUSINESS

         The Board does not know of any other business to be brought before the Meeting. In the event any such matters are brought before the Meeting, the persons named in the enclosed Proxy will vote the Proxies received by them as they deem best with respect to all such matters.


                              STOCKHOLDER PROPOSALS

         All proposals of stockholders intended to be included in the proxy statement to be presented at the 1999 Annual Meeting of Stockholders must be received at the Company's offices at 500 Post Road East, Westport, Connecticut 06880, no later than December 15, 1998.

         In addition, the Bylaws of the Company provide that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such a meeting, notice must be given to the Secretary of the Company no more than 90 days nor less than 60 days prior to the first anniversary of the preceding year's annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.


                          ANNUAL REPORT TO STOCKHOLDERS

         The  Company's  Annual  Report on Form 10-K for the  fiscal  year ended
December 31, 1997, including financial statements, is being mailed to stockholders of the Company with this Proxy Statement. The Annual Report does not constitute a part of the Proxy Solicitation materials. Stockholders may, without charge, obtain copies of the Company's Annual Report on Form 10-K filed with the SEC. Requests for this report should also be addressed to the Company's Secretary.

STOCKHOLDERS ARE URGED TO FORWARD THEIR PROXIES WITHOUT DELAY. A PROMPT RESPONSE WILL BE GREATLY APPRECIATED.

                                  By Order of the Board of Directors



                                  Eric I Cohen
                                  Secretary

April 8, 1998
Westport, Connecticut

                                    EXHIBIT A


               AMENDMENT TO RESTATED CERTIFICATE OF INCORPORATION

         The proposed amendment to the Restated Certificate of Incorporation of the Company (the "Certificate") replaces Section 4(a) of the Certificate with a new Section 4(a) which shall read as follows:

                                   ARTICLE IV


         (a) The aggregate number of shares which the corporation shall have the authority to issue is 200,000,000 consisting of (i) 150,000,000 shares designated as Common Stock, par value $.01 per share ("Common Stock"), and (iii) 50,000,000 shares designated as Preferred Stock, par value $.01 per share ("Preferred Stock").

           THE PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                              OF TEREX CORPORATION

         The undersigned hereby appoint Ronald M. DeFeo, Eric I Cohen, and David
J. Langevin, and any either one of them, proxies with power of substitution to act, by unanimous vote, or if only one votes or acts then by that one to vote for the undersigned at the Annual Stockholders' Meeting of Terex Corporation, to be held at 11:00 A.M. local time, The St. Regis Hotel, 2 East 55th Street, New York, New York, and any adjournment thereof, as follows:

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE DIRECTORS NOMINATED IN ITEM 1, FOR THE RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS IN ITEM 2, FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK, PAR VALUE $.01 PER SHARE, THE COMPANY IS AUTHORIZED TO ISSUE TO 150,000,000 SHARES IN ITEM 3, FOR APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF PREFERRED STOCK THE COMPANY IS AUTHORIZED TO ISSUE TO 50,000,000 IN ITEM 4, FOR APPROVAL OF THE 1998 TEREX CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN IN ITEM 5, FOR APPROVAL OF AN AMENDMENT TO THE 1996 TEREX CORPORATION LONG-TERM INCENTIVE PLAN IN ITEM 6 AND IN THE DISCRETION OF THE BOARD OF DIRECTORS IN CONNECTION WITH ITEM 7. PLEASE MARK BOX [X] or [ ].

1. ELECTION OF DIRECTORS:  Ronald M.  DeFeo,  G.  Chris  Andersen,
                           William  H.  Fike,  Dr.  Donald P. Jacobs,
                           Bruce I. Raben, Marvin B. Rosenberg, David A. Sachs

  FOR all           WITHHOLD          (INSTRUCTION:  To withhold  authority  to
 nominees           AUTHORITY         vote for an individual nominee,  write
  listed         to vote for all      that nominee's name on the space provided
   above      nominees listed above   below.)

   [  ]               [  ]              ___________________________________

2. RATIFICATION OF SELECTION OF INDEPENDENT ACCOUNTANTS:

       FOR             AGAINST              ABSTAIN

       [  ]             [  ]                 [  ]

3. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF COMMON STOCK THE COMPANY IS AUTHORIZED TO ISSUE TO 150,000,000 SHARES:

       FOR                    AGAINST                 ABSTAIN

       [  ]                    [  ]                    [  ]


4. APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF SHARES OF PREFERRED STOCK THE COMPANY IS AUTHORIZED TO ISSUE TO 50,000,000 SHARES:


       FOR                   AGAINST                 ABSTAIN

       [  ]                    [  ]                    [  ]

5. APPROVAL OF THE 1998 TEREX  CORPORATION ANNUAL INCENTIVE COMPENSATION PLAN:

       FOR                   AGAINST                 ABSTAIN

       [  ]                    [  ]                    [  ]




6. APPROVAL OF AN AMENDMENT TO THE 1996 TEREX CORPORATION LONG-TERM INCENTIVE PLAN TO INCREASE THE NUMBER OF SHARES OF THE COMPANY'S COMMON STOCK AVAILABLE FOR ISSUANCE:

       FOR                   AGAINST                 ABSTAIN

       [  ]                    [  ]                    [  ]





                                               Please date, sign and mail this
                                                card in the enclosed envelope.
7.   Upon  such  other   business   as
may properly  come  before  the  meeting
or any adjournments,  hereby  revoking
any proxy heretofore given.
                                               ------------------------------
                                                  (Stockholder's Signature)

                                               ------------------------------
                                                  (Stockholder's Signature)


                                               Dated ___________________, 1998

                                                    Please sign exactly as name
                                                    appears above. When signing
                                                    as   attorney,  executor,
                                                    administrator,     trustee,
                                                    etc.,  use full  title.  If
                                                    stock is held jointly, each
                                                    owner must sign.

                                               1998 ANNUAL MEETING

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY.